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                                                             EXHIBIT 5.1


          [LETTERHEAD OF COMPUTER ASSOCIATES INTERNATIONAL, INC.]


                                                   February 22, 2000

Computer Associates International, Inc.
One Computer Associates Plaza
Islandia, New York 11749-7000


Ladies and Gentlemen:

     I am Senior Vice President and General Counsel of Computer Associates International, Inc., a Delaware corporation (the "Company"), and I am familiar with the Registration Statement on Form S-4 (the "Registration Statement") being filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended relating to (i) the Company's offer (the "Offer") to issue shares of the Company's Common Stock, par value $.10 per share ("Common Stock"), in exchange for the outstanding shares of common stock, par value $.10 per share, of Sterling Software, Inc., a Delaware corporation ("Sterling Software"), and (ii) the proposed issuance of shares of Common Stock in connection with the merger (the "Merger") of Silversmith Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Company ("Merger Sub"), into Sterling Software, pursuant to the terms of the Agreement and Plan of Merger dated as of February 14, 2000, among the Company, Merger Sub and Sterling Software.

     I have reviewed the Company's Restated Certificate of Incorporation and By-laws and such other corporate records of the Company and documents and certificates of public officials and others as I have deemed necessary as a basis for the opinion hereinafter expressed.

     Based on the foregoing and having regard for such legal considerations as I deem relevant, I am of the opinion that the shares of Common Stock covered by the Registration Statement when delivered in exchange for shares of Sterling Software common stock pursuant to the Offer and the Merger will be duly authorized, validly issued, fully paid and nonassessable.

     I hereby consent to the use of my name under the caption "Legal Matter" in the Prospectus constituting a part of the Registration Statement and to the use of this opinion as an Exhibit to the Registration Statement.

                                     Very truly yours,

                                      /s/  Steven M. Woghin
                                     -----------------------------------
                                     Name: Steven M. Woghin
                                     Title: Senior Vice President
                                            and General Counsel